Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 62 to the Registration Statement on Form N-1A of Steward Funds, Inc.(comprising Steward Large Cap Equity Index Fund), formerly Capstone Christian Values Fund, Inc.(comprising Christian Stewardship Large Cap Equity Index Fund), of our report dated May 18, 2004 on the financial statements and financial highlights included in the April 30, 2004 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and in the Statement of Additional Information.

/s/BRIGGS, BUNTING & DOUGHERTY, LLP
BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

August 27, 2004